                                                                   EXHIBIT 99.1

     Endocardial Solutions, Inc. (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time make, in writing or orally, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

DEPENDENCE ON SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF THE ENSITE SYSTEM

     The Company's future success is entirely dependent upon the successful development, commercialization and market acceptance of the EnSite System, the development of which is ongoing and the complete efficacy and safety of which have not yet been demonstrated. The EnSite System is currently the Company's only potential product, and the Company could be required to cease operations if the system is not successfully commercialized. The EnSite System will require further development, significant additional clinical trials and, ultimately, United States and international regulatory approvals before it can be marketed in the United States and internationally. There can be no assurance that unforeseen problems will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale-up, marketing or product distribution. Any such occurrence could materially delay the commercialization of the EnSite System or prevent its market introduction entirely. The Company will not generate any significant revenue until such time, if ever, as the EnSite System is successfully commercialized. There can be no assurance that the Company will ever derive substantial revenues from the sale of the EnSite System.

LIMITED CLINICAL TESTING EXPERIENCE; SAFETY AND EFFICACY NOT YET ESTABLISHED

     The Company has conducted only limited clinical trials on patients for VT and SVT in the United States and in the United Kingdom. The Company has experienced complications in its clinical trials, and clinical data obtained to date are insufficient to demonstrate the safety and efficacy of the EnSite System under applicable United States and international regulatory guidelines. Accordingly, the Company believes it will be required to conduct extensive clinical testing in the United States in order to support a pre-market approval ("PMA") application to the United States Food and Drug Administration ("FDA") for marketing approval. Patients selected for clinical trials must meet stringent guidelines to undergo testing, and there can be no assurance that patients can be enrolled in clinical trials on a timely basis. Further, there can be no assurance that any of the Company's products will prove to be safe and effective in clinical trials under United States or international regulatory guidelines or that the Company will not encounter problems in clinical testing that will cause a delay in the commercialization of the EnSite System. Moreover, the clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or reimbursement approvals. In addition, the Company's development of the EnSite System for diagnosing atrial fibrillation is in its early stages. The Company received an investigational device exemption ("IDE") from the FDA for a multi-center clinical study of the EnSite System in diagnosing atrial fibrillation in August 1997, but to date has conducted only limited clinical trials on patients for atrial fibrillation.

The Company has not yet applied for regulatory approval in international markets for the use of the EnSite System in diagnosing atrial fibrillation. Securing regulatory approval in the United States or in international markets for use of the EnSite System in diagnosing atrial fibrillation will require extensive clinical trials. If the EnSite System does not prove to be safe and effective in clinical trials, the Company's business, financial condition and results of operations will be materially adversely affected.

LACK OF REGULATORY APPROVAL

     The manufacture and sale of medical devices, including the EnSite System, are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state agencies, and in other countries. In the United States, the Company's products are regulated as medical devices and are subject to the FDA's premarket approval requirements, which have not been satisfied. Securing FDA approvals requires the submission of extensive clinical data and supporting information to the FDA. Although the EnSite System has been used in limited clinical trials in the United States on patients suffering from VT, under an IDE approved by the FDA, the Company cannot file with the FDA a PMA application to market the EnSite System for diagnosing VT in the United States until more extensive clinical trials are completed. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain and frequently requires from one to several years from the date of FDA filing, if premarket approval is obtained at all. In addition, the use of the EnSite System to diagnose SVT is in the initial stages of clinical development. Though the Company has received an IDE approval from the FDA to pursue clinical testing of the EnSite System for atrial fibrillation in the United States, significant additional testing will be required to support a subsequent 510(k) premarket notification.

     Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval, and the requirements may differ.
 After mid-1998, the Company will be required to obtain the certifications necessary to enable the CE Mark to be affixed to the Company's products in order to sell its products in member countries of the European Union. The Company has not obtained such certifications and there can be no assurance it will be able to do so in a timely manner. In addition, significant costs and requests for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products internationally.

     Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. The Company will be required to adhere to applicable FDA regulations regarding Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including the marketing of products for unapproved uses, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products. Certain material changes to medical devices also are subject to FDA review and approval.

     There can be no assurance that the Company will be able to obtain PMA approval for the EnSite System for use in diagnosing VT and SVT, the certifications necessary for affixation of the CE Mark on the Company's products or other necessary regulatory approvals on a timely basis or at all.
 Delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF AVAILABILITY OF TREATMENTS EMPLOYING ENSITE SYSTEM

     The Company has developed its EnSite System to diagnose VT and assist electrophysiologists in selecting among treatment options. Current treatments for VT include drugs, implantable defibrillators, surgery and, potentially, catheter ablation. The Company believes that the EnSite System will enable increased use of catheter ablation for treating complex VT. Because ablation treatment for VT is a relatively new and to date an untested treatment, the long term effects of ablation on patients are unknown. As a result, the long term success of ablation therapy in treating VT will not be known for several years. To date, no medical devices for treating VT patients in the United States through catheter ablation have been approved by the FDA. Such catheter ablation devices require PMA approval by the FDA, and there can be no assurance that any such device will be approved by the FDA, or that any FDA approval will be granted in the near future. Accordingly, there can be no assurance that the catheter ablation market will develop in the near term or ever. Moreover, even if medical devices for catheter ablation are approved by the FDA, there can be no assurance that the market for treating VT through catheter ablation will develop or that the EnSite System will prove useful in diagnosing VT for treatment by catheter ablation products approved by the FDA. The Company is not in the process of developing a catheter for ablation treatment and is entirely dependent upon other medical device companies for the development of such devices. If the medical devices for treating ventricular tachycardia through catheter ablation are not approved by the FDA or, even with such approval, if a market for treating ventricular tachycardia by catheter ablation does not develop, the business, financial condition and results of operations of the Company would be materially adversely affected.

UNCERTAINTY OF MARKET ACCEPTANCE; TRAINING OF PHYSICIANS REQUIRED

     The commercial success of the EnSite System is dependent upon the number of diagnostic procedures performed by electrophysiologists using the system. There can be no assurance that the Company's EnSite System will gain any significant degree of market acceptance among electrophysiologists, patients and health care insurers and managed care providers. Electrophysiologists will not recommend that diagnostic procedures be performed using the Company's products until such time, if at all, as clinical data demonstrate the efficacy of such procedures as compared to other diagnostic procedures currently available or under development. Even if the clinical efficacy of procedures using the EnSite System is established, electrophysiologists and other physicians may elect not to recommend the procedures for any number of other reasons, including inadequate levels of reimbursement. Broad use of the EnSite System will require training of electrophysiologists, and the time required to complete such training could adversely affect market acceptance. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF ABILITY TO DIAGNOSE AND TREAT ATRIAL FIBRILLATION

     The Company intends to apply the EnSite System to the diagnosis of atrial tachycardia, including atrial fibrillation; however, the Company has conducted only limited clinical studies of its technology on patients suffering from atrial tachycardia. Although the Company has received an IDE from to the FDA for a multi-center clinical study of the EnSite System in diagnosing atrial fibrillation, to date the Company has conducted only limited clinical trials on patients for atrial fibrillation, and there can be no assurance that the Company will be able to successfully extend its technology to the mapping of atrial fibrillation or obtain regulatory approval to test and market any products developed using such technology to map atrial fibrillation. In addition, the Company has made and expects to continue to make significant research and development expenditures in extending its technology to the diagnosis of atrial fibrillation. There can be no assurance that the Company will realize any benefit from these expenditures.

     Atrial fibrillation is a complex disease and the subject of continuing research. The therapies presently available for atrial fibrillation are in the developmental stage with no proven effectiveness. Even if the Company is successful in extending its technology to provide products that are capable of diagnosing atrial fibrillation, there can be no assurance that treatments for atrial fibrillation will exist that will require the diagnostic capabilities of any products developed by the Company. As a result, there can be no assurance that a commercial market will ever develop for any product developed by the Company for the diagnosis of atrial fibrillation. The Company is not currently engaged and has no present intention to engage in researching or developing any medical devices for the treatment of atrial fibrillation.

UNCERTAINTY OF ABILITY TO PENETRATE COMPLEX TACHYCARDIA PATIENT POPULATION

     The Company's EnSite System is designed to diagnose patients suffering from complex tachycardia. The Company estimates that a majority of the four million patients who suffer from tachycardia have complex forms of this disease. Although the Company believes that the patients who suffer from complex tachycardia are potential candidates for diagnosis using the Company's EnSite System, there can be no assurance as to the number of complex tachycardia patients that will be diagnosed using the Company's products due to a number of factors, including patient preferences, the health and clinical history of the particular patient, the access of the patient to electrophysiology labs employing the EnSite System, the availability of alternative diagnostic procedures, the availability of treatment options and the expense of the diagnosis using the EnSite System vis-a-vis alternative diagnostic procedures. Failure of the Company's products to achieve significant penetration of the population of patients suffering from complex tachycardia could have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

     The Company has generated no revenue and has sustained significant operating losses each year since its inception. The Company expects such losses to continue at least through 1999. There can be no assurance that the Company will ever generate substantial operating revenues or achieve profitability. The Company's ability to generate revenues from operations and achieve profitability is dependent upon successful development, regulatory approval, manufacturing and commercialization of the EnSite System and the Company's successful transition from a development stage company to a manufacturing and sales company.

SIGNIFICANT COMPETITION; RAPID TECHNOLOGICAL CHANGE

     The cardiac medical device market is highly competitive and characterized by rapid innovation and technological change. The Company's EnSite System for the mapping of ventricular tachycardia is a new technology that must compete with more established mapping procedures and devices such as single-point contact catheters that are currently widely used to map tachycardia and which are generally less expensive and, unlike EnSite catheters, are generally reused after resterilization. Single-point contact diagnostic catheters have been approved by the FDA for VT mapping. In addition, certain of the Company's competitors are developing new approaches and new products for diagnosing ventricular tachycardia and atrial fibrillation for which regulatory approval has not been granted, including contact mapping systems using multi-electrode basket contact catheters and single-point mapping technologies. There can be no assurance that any of these competitors will not receive required regulatory approval to market their products before the Company. Certain competitors have integrated product lines that include products for both diagnosis and ablation treatment, which may afford opportunities for product bundling and other marketing advantages. Many of the Company's competitors have an established presence in the field of electrophysiology and established relationships with electrophysiology labs. Many of these competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are more clinically efficacious or cost effective than the more established products or the new approaches and products developed and marketed by its competitors. Certain of the Company's competitors may achieve patent protection, regulatory approval or product commercialization more quickly than the Company, which may negatively impact the Company's ability to compete. The failure of the Company to demonstrate the efficacy and cost effectiveness of its products as compared to those of its competitors or the failure to develop new technologies and products before its competitors would have a material adverse effect on business, financial condition and results of operations.

     The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product is short. There can be no assurance that alternative diagnostic systems or other discoveries and developments with respect to mapping tachycardia will not render the Company's products obsolete. Furthermore, the greater financial and other resources of many of the Company's competitors may permit such competitors to respond more rapidly than the Company to technological advances.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The patent positions of medical device companies, including the Company, are uncertain and involve complex and evolving legal and factual questions. There can be no assurance that any pending or future patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of the Company's patents will exclude competitors or that the rights granted thereunder will provide any competitive advantage to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology by the Company or that the Company's technology will not infringe patents or other rights owned by others. Moreover, the Company cannot be certain that it was the first to make the inventions covered by each of its issued patents and its pending patent applications, or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

     There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive and the outcome of such litigation is difficult to predict. There can be no assurance that the Company will not become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to assert patent infringement suits or to defend itself from claims of invalidity. An adverse determination in any litigation could subject the Company to significant liabilities to third parties, or require the Company to seek licenses from or pay royalties to third parties that may be substantial. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, selling or using its proposed products, any of which would have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

     In addition to patents, the Company relies on trade secrets and proprietary knowledge, which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. In particular, the Company relies upon such means to protect the proprietary software used in the EnSite System. There can be no assurance that the Company's proprietary information or confidentiality agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK

     The Company has only limited experience in manufacturing the EnSite catheter and the patient interface unit of the EnSite System's clinical workstation. The Company currently manufactures its catheters and patient interface units in limited quantities for laboratory and clinical testing and intends to manufacture the EnSite catheter for commercial sale. The Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If the Company receives FDA or foreign approval for its products, it will need to expend significant capital resources and develop the necessary expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA and foreign regulations, and the need for further FDA or foreign regulatory approval of new manufacturing processes. Any inability of the Company to establish and maintain large-scale manufacturing capabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's manufacturing facilities will be subject to periodic inspection by United States and foreign regulatory authorities. In order to manufacture products for sale in the United States, the Company's operations must undergo GMP compliance inspections conducted by the FDA. To date, the Company's facilities and manufacturing processes have not undergone any such inspections. The Company will also be required to comply with ISO 9001 and 9002 and CE Mark standards in order to sell its products in Europe. The Company received ISO 9001 certification for its quality system in August 1997. Any failure of the Company to comply with GMP or ISO 9001 and 9002 and CE Mark standards may result in the Company being required to take corrective actions, such as modification of its manufacturing policies and procedures. In addition, the Company may be required to cease all or part of its operations for some period of time until it can demonstrate that appropriate steps have been taken to comply with GMP or ISO 9001 and 9002 and CE Mark regulations. Although the Company has received ISO 9001 certification, there can be no assurance that the Company will be found in compliance with GMP or ISO 9001 and 9002 and CE Mark standards in future audits by regulatory authorities or that the Company will not experience difficulties in the course of developing its manufacturing capability. A failure to comply with GMP or ISO 9001 and 9002 and CE Mark standards, or to develop its manufacturing capability in compliance with such standards, would prohibit the Company from manufacturing and distributing its products and therefore have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SOLE OR LIMITED SOURCE SUPPLIERS

     The Company purchases raw materials and certain key components of its products, including the computer workstation and certain components for its catheter, from sole, single or limited source suppliers. For certain of these components, there are relatively few alternative sources of supply. The Company currently has no agreements that would assure delivery of raw materials and components from such suppliers. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. The inability of any of the Company's suppliers to provide an adequate supply of components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for materials and components at a reasonable cost, could adversely affect the Company's business, financial condition and results of operations. In the event the Company had to replace a single source supplier, such replacement would be required to meet GMP and certain other regulatory standards.

NEED TO MANAGE EXPANDING OPERATIONS

     In order to complete clinical trials in progress, prepare additional products for clinical trials, and develop future products, the Company believes that it will be required to expand its operations, particularly in the areas of research and development, manufacturing, quality assurance and sales and marketing. As the Company expands its operations in these areas, such expansion will likely result in new and increased responsibilities for management personnel. To accommodate any such growth and compete effectively, the Company will be required to implement and improve information systems, procedures, and controls, and to expand, train, motivate and manage its work force. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees as required by future growth, if any, would have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE

     The Company has limited experience marketing the EnSite System and has not yet hired sales personnel. There can be no assurance that the Company will be able to build and maintain a suitable sales force or enter into or maintain satisfactory marketing arrangements with third parties when commercial potential develops, if ever, or that its sales and marketing efforts will be successful.

RISKS RELATING TO INTERNATIONAL OPERATIONS

     The Company plans to market the EnSite System through distributors in international markets, subject to receipt of required foreign regulatory approvals. Sales in foreign markets are initially expected to be the Company's only source of revenue. In September 1997 the Company signed a seven-year distribution agreement (the "Distribution Agreement") with Medtronic to market the EnSite System for the electrophysiology markets in Europe, Japan and the Middle East. The initial market release is expected to include two sites in Germany, one in France, one in Italy and one in the United Kingdom. Under the terms of the Distribution Agreement, Medtronic has been granted exclusive distribution rights for the Company's products in Europe, Japan and the Middle East and has been granted certain rights for distribution in other regions outside North America. The Company retains all distribution rights in North America. There can be no assurance that international distributors for the Company's products will devote adequate resources to selling its products.

     Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have a material adverse effect on the Company's ability to market its products internationally and therefore on its business, financial condition and results of operations. The Company's business is also expected to subject it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or the Company's products are sold. The Company may depend on foreign distributors and agents for compliance and adherence to foreign laws and regulations. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

     The success of the Company is dependent in large part upon the ability of the Company to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. In the future, the Company will need to add additional skilled personnel in the areas of research and development, sales, marketing and manufacturing. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business. The loss of the services of one or more members of the Company's research, manufacturing or management group or the inability to hire additional personnel as needed would likely have a material adverse effect on the Company's business and prospects.

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

     The Company may require substantial funds to meet its working capital requirements for continued research and development, testing, regulatory approval and full-scale commercial introduction of its EnSite System. In order to meet its funding needs, the Company may be required to raise additional funds through public or private financings, including the sale of equity or debt. Any additional equity financings may be dilutive to current stockholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for the Company's operations, whether from financial markets or from other sources, may not be available when needed on terms attractive to the Company, if at all. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its programs designed to facilitate the commercial introduction of the EnSite System or prevent such commercial introduction altogether.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

     Sales of the Company's proposed products in most markets in the United States and internationally will be dependent on availability of adequate reimbursement for tachycardia diagnostic procedures from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. In the United States, the Company's products, if and when approved for commercial sale, would be purchased primarily by health care providers which will then seek to be reimbursed by various third party payors, such as Medicare, Medicaid and other government programs and private insurance plans, for the health care services provided to their patients. Third-party payors reimburse health care providers for medical treatment based on a variety of methods, including a lump sum prospective payment system based on a diagnosis related group or per diem, a blend between the health care provider's reported costs and a fee schedule, a payment for all or a portion of charges deemed reasonable and customary, or a negotiated per capita fixed payment. Third-party payors are increasingly challenging the pricing of medical products and procedures.
Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication.

     It is anticipated that the Company's EnSite catheter will be sold at a premium in comparison to existing single point catheters used in current diagnostic or mapping procedures, in addition to requiring an initial capital outlay for the companion clinical workstation. Existing single point catheters, unlike EnSite catheters, are generally reused after sterilization.
 In addition to establishing the safety and efficacy of the EnSite System, and assuming no increase in the level of reimbursement for cardiovascular procedures expected to utilize the Company's products, the Company will be required to economically justify the relative increased cost of utilizing the EnSite System by satisfactorily demonstrating the enhanced benefits of the EnSite System to health care providers and payors in terms of such factors as enhanced patient procedural efficiencies, reduced radiation exposure and improved patient outcomes.

     The commercial success of the Company's EnSite System may also be affected by the availability of adequate reimbursement for treatments for complex VT, including catheter ablation. To date, catheter ablation has not been approved by the FDA for treatment of VT and is not a commonly prescribed treatment for VT. The Company believes that the improved mapping technology of the EnSite System may enable catheter ablation for treating complex VT.

     There can be no assurance that adequate levels of reimbursement will be available to enable the Company to achieve or maintain market acceptance of its products or maintain price levels which exceed the Company's costs of developing and manufacturing its products. In addition, use of the Company's products will also depend on the adequacy of third-party reimbursement for treatments that would be used in connection with the Company's products, such as catheter ablation treatment. There can be no assurance that adequate levels of reimbursement for ablation treatment will be available to support the use of the Company's products. Without adequate support from third-party payors, the market for the Company's products may be severely limited. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company. There is significant uncertainty concerning third-party reimbursement of medical devices, and there can be no assurance that third-party reimbursement will be available in the future for the EnSite System or that any third-party reimbursement that is obtained will be adequate. Any failure to obtain third party reimbursement for diagnostic procedures using the Company's products or treatment procedures that rely on the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company expects that there will be continued pressure on cost-containment throughout the United States health care system. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when such proposals may be adopted or what impact they may have on the Company.

     Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government managed systems. There can be no assurance that reimbursement for the Company's products will be available in international markets under either government or private reimbursement systems.

     The Company faces an inherent business risk of exposure to product liability claims in the event that an electrophysiology patient is adversely affected by its products. The Company currently carries a product liability insurance policy covering the Company's clinical trial operations with an aggregate limit of $5 million, although there can be no assurance that the Company's existing insurance coverage limits are adequate to cover the Company from any liabilities it might incur in connection with the distribution of its products. Although the Company expects to obtain product liability insurance coverage in connection with the commercialization of the EnSite System, there can be no assurance that such insurance will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company.

POSSIBLE VOLATILITY OF PRICE

     The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in the Company's operating results, announcements by the Company or its competitors regarding the results of regulatory approval filings or clinical trials or testing, developments or disputes concerning proprietary rights, technological innovations or new commercial products, governmental regulatory action, third-party reimbursement decisions, general conditions in the medical technology industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical technology companies and which have often been unrelated to the operating performance of such companies.

REGISTRATION RIGHTS

     Certain stockholders, beneficially holding an aggregate of 4,705,603 shares of Common Stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the Company to register certain Common Stock owned by them.

NO DIVIDENDS

     The Company has never paid or declared a dividend on its capital stock and does not anticipate doing so for the foreseeable future.